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                                                                    EXHIBIT 2.02

                    Crack Spread Retained Interest Agreement

         This Crack Spread Retained Interest Agreement ("Agreement") is made and entered into as of the 25th day of November, 2002 between Williams Refining & Marketing, L.L.C., a Delaware limited liability company ("Williams") and Premcor Refining Group, Inc., a Delaware corporation ("Premcor") in consideration of the sale and purchase of the Assets, as described in that certain Asset Purchase and Sale Agreement (the "Asset PSA") by and among Williams et al. and Premcor and Premcor Inc., the covenants and agreements set forth in the Asset PSA, the sum of Ten Dollars, and in further consideration of the covenants and agreements hereinafter set forth.

         1. This Agreement is conditioned and shall become effective upon the Closing of the transactions contemplated by the Asset PSA. Pursuant to this Agreement, Williams has retained the income interest described in this Agreement (the "Retained Interest") deriving from the Assets sold to Premcor under the Asset PSA. Under this Agreement, Premcor will pay to Williams the Retained Interest Payment as more fully described in paragraph 2 below.

         2. The Retained Interest Payment will be based upon 50% of any excess of an annual average "actual margin" per barrel calculated as set forth below ("Actual Margin") over a "stipulated margin" per barrel as set forth below ("Stipulated Margin") multiplied by Crude Oil Throughput at the Memphis Refinery acquired by Premcor from Williams under the Asset PSA. The Retained Interest Payment is to be calculated annually for each 12-month period beginning on the first day of the calendar month immediately following the Closing Date under the Asset PSA (unless the Closing Date is the first day of a calendar month in which event the beginning date will be the Closing Date), but no earlier than January 1, 2003, and will terminate on the last day of the eighty-fourth calendar month of the period ("Retained Interest Payment Period").

         Williams will have no right to receive any Retained Interest Payment for any period after the Retained Interest Payment Period terminates. Each 12-month period after the first 12-month period shall commence on the anniversary of the first day of the preceding 12-month period.

         3. The Retained Interest Payment in any applicable 12-month period in the Retained Interest Payment Period shall be calculated as follows:

         [ (Actual Margin - Stipulated Margin) x .50] x number of days in the Retained Interest Payment Period during each applicable 12-month period x Crude Oil Throughput.

         The Actual Margin will be calculated on a daily basis for each day in the Retained Interest Payment Period as follows:

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         (Gas Crack + Heat Crack) / 2

         where:

                  Gas Crack = Gas x 42 - WTI
                  Heat Crack = Heat x 42 - WTI

         where:

         Gas   =  The daily arithmetic average of the high and low prices in dollars per gallon as published in Platt's Oilgram Price
                  Report ("Platt's") under the heading "Product Price
                  Assessments - U.S. Gulf Coast Pipeline Unl 87" (lowest applicable RVP, but not less than 7.8 RVP unless a lower RVP becomes the new USGC market standard during the VOC control period), excluding Colonial Pipeline Grade M-0 or 7.0 RVP during the Retained Interest Payment Period in the applicable
                  12-month period. The prices used shall represent Spot U.S.
                  Gulf Coast Pipeline 87 Octane Conventional Unleaded Regular
                  Gasoline for Colonial Pipeline Grades M-1, M-2, M-3, or M-4 at a Pasadena, Texas origin.

         WTI   =  The daily settlement of the NYMEX front month West Texas
                  Intermediate contract in dollars per barrel during the Retained Interest Payment Period in the applicable 12-month period. The price used shall represent light sweet crude oil at Cushing, Oklahoma as the origin point.

         Heat = The daily arithmetic average of the high and low prices in dollars per gallon as published in Platt's under the heading "Product Price Assessments - U.S. Gulf Coast Pipeline No. 2" during the Retained Interest Payment Period in the applicable 12-month period. The prices used shall represent Spot U.S. Gulf Coast Pipeline Number 2 Heating Oil for Colonial Pipeline Grade 86 or 0.20 wt.% sulfur diesel fuel at a Pasadena, Texas origin.

           For non-publication days the prices shall be the arithmetic average of the prices for the last preceding publication day and the next following publication day.

         The Stipulated Margin shall be for each applicable 12-month period in the Retained Interest Payment Period as follows:

             12-Month Period                   Stipulated Margin
             ---------------                   -----------------
                  First                               $3.25
                  Second                               3.35
                  Third                                3.45
                  Fourth                               3.55
                  Fifth                                3.65

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                  Sixth                       3.75
                  Seventh                     3.85

The Crude Oil Throughput shall be a deemed throughput of 167,123 barrels per day for each applicable 12-month period.

         4. Forty-five (45) days after the end of each 12-month period that is within a Retained Interest Payment Period, Premcor shall calculate the Retained Interest Payment, if any, for the completed 12-month period. There will be no payment for any particular payment period if the value of a Retained Interest Payment is less than zero for such period. Premcor shall deliver its Retained Interest Payment calculations with supporting documentation to Williams. Williams shall confirm the amount of Retained Interest Payment, if any, that is due within thirty (30) days ("Confirmation Period").

         Williams and its authorized representatives shall, at reasonable times, have access to the books and records of the Premcor relating to the calculation of the Retained Interest. Williams shall have the right to audit those records at any reasonable time during the Confirmation Period. Premcor will fully cooperate with Williams to accomplish the audit as expeditiously as possible. Williams may retain outside auditors whose costs and fees shall be borne by Williams.

         Premcor's calculation of the Retained Interest Payment shall be deemed to be final at the expiration the Confirmation Period unless Premcor receives a written objection to such calculation. If Williams makes such objection, it shall at the same time, provide, in writing, an alternative calculation of the Retained Interest Payment with supporting documentation. If the Parties are unable to reach agreement on the calculation of the Retained Interest Payment within thirty (30) days of the expiration of the Confirmation Period the dispute shall be resolved in accordance with Article X of the Asset PSA.

         The payment of the Retained Interest Payment, if any, shall be due and payable forty-five (45) days after the expiration of the Confirmation Period. If there is a dispute, Premcor shall pay, if any amount, based upon its calculation of the Retained Interest Payment, subject to the dispute resolution provisions of Article X of the Asset PSA. If a published price, publication, or the composition or method that is used to determine (in whole or part) a particular published price, which is used in the calculation of the Retained Interest Payment, is discontinued or changed during the term of Retained Interest Payment Period, the Parties shall use a substitute method for determining such price used in the calculation of the Retained Interest Payment based upon an arms-length, third-party price for a like product which should duly take into account quality and transportation differentials.

         5. The cumulative Retained Interest Payments during the Retained Interest Payment Period shall not exceed $75,000,000.

         6. The amounts payable to Williams under this Agreement shall be due and payable without condition and without any right of set-off, counterclaim or other

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reaction, for any reason, including, without limitation, for any Claim that
Premcor may have against Williams or Williams' Guarantor or Affiliate under the indemnity provisions of the Asset PSA or otherwise.

         7. With respect to the Retained Interest, Williams and Premcor agree and covenant that (a) Williams, notwithstanding its ownership of the Retained Interest, will not be entitled to receive any cash other than the Retained Interest Payments, (b) Williams and its Affiliates will have no right to manage, control, convey, operate or encumber the Assets or the Business and will have no obligation solely as a consequence of ownership of the Retained Interest for liabilities, costs or other obligations resulting from the Assets or the Business after Closing, and (c) such interest is an interest in income only with respect to the Assets as set forth herein.

         8. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         9. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Premcor (whether by operation of law or otherwise) without the prior written consent of Williams. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto, their successors and assigns, any right, remedy or claim under or by reason of this Agreement.

         10. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, and supersedes any prior understandings, agreements, arrangements and representations between the parties, written or oral, to the extent they related to the subject matter hereof.

         11. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery (effective upon delivery), (b) facsimile transmission (effective on the next day after transmission), or (c) recognized overnight delivery service (effective on the next day after delivery to the delivery service), in each case addressed to the intended recipient as set forth below:

                If to Premcor:

                      The Premcor Refining Group Inc.
                      1700 East Putnam Avenue, Suite 500
                      Old Greenwich, CT 06870
                      Facsimile:    (203) 698-7920
                      Attention:    General Counsel

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                If to Williams:

                      c/o The Williams Companies
                      One Williams Center
                      Tulsa, Oklahoma  74172
                      Attention:  Mark  Wilson
                      Facsimile:  (918) 573-5540

                With copies (which shall not constitute notice) to:

                      Conner & Winters, P.C.
                      3700 First Place Tower
                      15 East 5th Street
                      Tulsa, Oklahoma  74103-4344
                      Attention:   Lynnwood R. Moore, Jr.
                      Facsimile:  (918) 586-8548

                      General Counsel
                      Williams Energy Services
                      One Williams Center, Suite 4100
                      Tulsa, Oklahoma 74172
                      Facsimile:  (918) 573-6928

Any party may change its address(es) for receiving notices by giving written notice of such change to the other party in accordance with this Section 11.

         12. This Agreement may be amended by the parties at any time only by a written instrument signed on behalf of each of the parties.

         13. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         14. The parties may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other party,
(b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, or (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or

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on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by either party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

         15. The performance of Premcor's obligations under this Agreement shall be guaranteed under the guaranty (referred to as "Purchaser's Guaranty") deliverable by Premcor, Inc. at Closing under the terms of the Asset PSA.

         16. This Agreement is governed by and shall be construed in accordance with the law of the State of New York.

         17. This Agreement may be executed in one or more counterparts, and by each party in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute but one and the same agreement. This Agreement may be duly delivered by one party by its transmission of a facsimile signature page of this Agreement.

The Premcor Refining Group, Inc.          Williams Refining & Marketing, L.L.C.


By: /s/ Hank Kutcha                       By: /s/ Randy Newcomer
   ----------------------------------         -----------------------------
     Name: Hank Kutcha                        Name: Randy Newcomer
          ---------------------------             ------------------------
     Title:                                   Title:
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Premcor, Inc. ("Purchaser's Guarantor")


By: /s/ Mike Gayda
    -----------------------------
      Name: Mike Gayda
           ----------------------
      Title:
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